Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2018 FOURTH QUARTER/FULL YEAR RESULTS AND SIGNS AGREEMENT TO PURCHASE THE MARINE TRANSPORTATION FLEET OF CENAC MARINE SERVICES, LLC

•	2018 fourth quarter GAAP loss per share of ($0.41), or earnings of $0.75 excluding impairment charges of $1.16; compares to guidance range of $0.55 to $0.75

•	One-time $1.16 per share impairment charges primarily relate to older coastal vessels that require ballast water treatment systems

•	Kirby has signed an agreement to acquire the marine transportation fleet of Cenac Marine Services, LLC for approximately $244 million

•
2018 full year GAAP earnings per share of $1.31, or $2.86 excluding impairment charges of $1.16 in the fourth quarter and previously disclosed one-time charges totaling $0.39 in the first and second quarters

•	2019 full year earnings per share guidance of $3.25 to $3.75

Houston, Texas (January 31, 2019) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced a net loss attributable to Kirby for the fourth quarter ended December 31, 2018 of ($24.4) million, or ($0.41) per share, compared with earnings of $231.3 million, or $3.87 per share, for the 2017 fourth quarter.  Excluding certain one-time charges, 2018 fourth quarter net earnings attributable to Kirby were $44.9 million, or $0.75 per share.  Consolidated revenues for the 2018 fourth quarter were $721.5 million compared with $708.1 million reported for the 2017 fourth quarter.

For the 2018 full year, Kirby reported net earnings attributable to Kirby of $78.5 million or $1.31 per share, compared with $313.2 million, or $5.62 per share for 2017.  Excluding certain one-time charges, 2018 net earnings attributable to Kirby were $171.4 million, or $2.86 per share.  Consolidated revenues for 2018 were $2.97 billion compared with $2.21 billion for 2017.

Kirby also announced the signing of a definitive agreement to acquire the marine transportation fleet of Cenac Marine Services, L.L.C. (“Cenac”) for approximately $244 million in cash, subject to certain closing adjustments.  The purchase will be financed through additional borrowings.  Cenac’s fleet consists of 63 30,000-barrel inland tank barges with approximately 1.9 million barrels of capacity, 34 inland towboats, and 2 offshore tugboats.  Cenac moves petrochemicals, refined products, and black oil, including crude oil, residual fuels, feedstocks and lubricants on the lower Mississippi River, its tributaries, and Gulf Intracoastal Waterway for major oil companies and refineries.  The closing of the acquisition is expected to occur late in the first quarter of 2019 and is subject to customary closing conditions, including regulatory approvals under the Hart-Scott-Rodino Act.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “While our quarter’s financial results were negatively impacted by one-time impairment charges in our coastal and Osprey barge businesses, the underlying results from operations were solid.  Excluding the non-cash impairment charges, our earnings per share of $0.75 compares to our guidance range of $0.55 to $0.75.

“In inland marine transportation, we continued to experience strong demand and high barge utilization levels.  These favorable market conditions resulted in further pricing increases with spot market rates sequentially improving in the mid-to high single digit range.  During the quarter, we experienced a 28% increase in delay days as a result of seasonal weather patterns along the Gulf Coast and lock delays which reduced operating efficiencies. Despite those challenges, inland marine delivered a slight increase in sequential revenue with operating margins similar to the third quarter.

“The acquisition of Cenac’s young fleet of well-maintained inland tank barges and modern boats is an ideal complement to Kirby’s operations.  Cenac has a strong history of operational excellence, and is well respected by the industry and its customers.  Cenac’s inland fleet of 30,000-barrel tank barges, of which approximately 80% are clean and 20% are heated black oil vessels, has an average age of only four years.  Similarly, Cenac’s fleet of modern inland towboats and offshore tugboats has an average age of only six years.  The addition of these vessels to Kirby’s fleet will not only further reduce our average age profile, but will also further enable us to avoid significant capital outlays for new vessels in the future.

“In coastal, we continued to witness tightening market conditions and modest pricing improvement, particularly on large capacity vessels in the Atlantic region. As expected, however, our financial results in the quarter were negatively impacted by planned major shipyard maintenance on several large capacity vessels.  Additionally, during the quarter we impaired four older articulated tank barge units (“ATBs”) and one leased barge that require mandatory ballast water treatment systems under new regulations. Investing to meet this requirement in these aging barges would be financially unattractive.  We expect that we will early retire these ATBs at their next shipyard dates which range between 2020 and 2023.

“In our distribution and services segment, despite many vendor supply chain constraints in our pressure pumping manufacturing business, we reported a sequential 5% increase in segment revenue and an 18% increase in operating income. During the quarter, our manufacturing teams worked to resolve the supply chain issues and complete orders which ultimately resulted in a sequential increase in the number of new and remanufactured pressure pumping units delivered to our customers.  Looking forward, while there is some market uncertainty regarding oil and gas activity, continued new orders have resulted in an overall increase to our manufacturing backlog which should provide for a sustained level of activity well into the second quarter of 2019,” Mr. Grzebinski concluded.

Segment Results – Marine Transportation
Marine transportation revenues for the 2018 fourth quarter were $382.5 million compared with $330.4 million for the 2017 fourth quarter.  Operating income for the 2018 fourth quarter was $44.5 million compared with $28.6 million for the 2017 fourth quarter.

In the inland market, barge utilization was in the low to mid-90% range during the quarter and similar to the 2017 fourth quarter.  Operating conditions were negatively impacted by lock closures in Louisiana as well as seasonal wind and fog along the Gulf Coast.  Spot market pricing improved during the quarter, with rates increasing in the mid-to high single digit range sequentially and significantly year-over-year.  Average term contract pricing on expiring 1-year contracts increased in the low to mid-single digits, but was offset by some multi-year contracts that renewed lower during the quarter.  Revenues in the inland market increased approximately 20% compared to the 2017 fourth quarter primarily due to the contribution from the Higman acquisition, pressure barge acquisitions, improved pricing, and increased customer demand.  The operating margin for the inland business was in the mid-to high teens during the quarter.

In the coastal market, barge utilization rates remained in the 80% range during the 2018 fourth quarter.  Compared to the 2017 fourth quarter, spot market pricing was approximately 10% higher, and term contracts repriced modestly higher during the quarter.  Revenues in the coastal market were up slightly year-on-year, primarily due to higher activity in the coal transportation business.  During the quarter, the coastal operating margin was in the negative mid-single digits and was adversely impacted by planned major shipyard maintenance for several large capacity vessels.

The marine transportation segment’s 2018 fourth quarter operating margin was 11.6% compared with 8.6% for the 2017 fourth quarter which included $3.9 million of severance expense.

Segment Results – Distribution and Services
Distribution and services revenues for the 2018 fourth quarter were $339.0 million compared with $377.7 million for the 2017 fourth quarter.  Operating income for the 2018 fourth quarter was $28.2 million compared with $34.5 million for the 2017 fourth quarter.

In the oil and gas market, revenues and operating income declined compared to the 2017 fourth quarter primarily due to reduced activity in the oilfield which resulted in lower customer demand for new and overhauled transmissions, parts and service. Although up sequentially, the manufacturing business reported lower year-on-year revenue and operating income as a result of reduced new pressure pumping unit and equipment deliveries.  During the quarter, the oil and gas operating margin was in the high single digits.

In the commercial and industrial market, revenues and operating income increased compared to the 2017 fourth quarter primarily due to significant improvement in the commercial marine business.  The recovery of the inland tank barge and dry cargo markets, as well as improved activity offshore market, resulted in increased demand for diesel engine service.  Revenues and operating income in the power generation market declined primarily due to reduced year-on-year demand for stand-by power generation in the late months of hurricane season.  During the quarter, the commercial and industrial operating margin was in the high single digits.

The distribution and services operating margin was 8.3% for the 2018 fourth quarter compared with 9.1% for the 2017 fourth quarter which included $1.6 million of severance expense.  The reduced operating margin is primarily the result of a change in business mix.

Cash Generation
EBITDA of $124.5 million for the 2018 fourth quarter compares with EBITDA of $109.0 million for the 2017 fourth quarter.  Cash flow was used to fund capital expenditures of $70.1 million during the 2018 fourth quarter, including $7.1 million for new inland towboat construction, $11.7 million for progress payments on the construction of six 5000 horsepower coastal ATB tugboats, $11.3 million for progress payments on the new 155,000 barrel coastal ATB under construction that delivered in the 2018 fourth quarter, and $40.0 million primarily for upgrades to existing inland and coastal fleets. During the 2018 fourth quarter, Kirby used $34.7 million in cash to purchase 27 inland barges from CGBM 100, LLC and three specialty barges and a towboat that were previously leased from a third party.  Total debt as of December 31, 2018 was $1,410.2 million, and Kirby’s debt-to-capitalization ratio was 30.5%.

2019 Outlook
Commenting on the 2019 full year outlook and guidance, Mr. Grzebinski said, “Our earnings guidance range for the year is $3.25 to $3.75 per share, reflecting continued strength in inland activity with higher overall demand, improvement in coastal profitability, and a modest increase in revenue and operating income in distribution and services. This guidance range includes the Cenac acquisition, which we expect will be earnings neutral to slightly positive in 2019, taking into consideration integration costs, the time needed to integrate the fleet, inherited contract pricing, higher interest expense, and anticipated synergies.  Overall, the midpoint of our guidance range reflects year-on-year earnings per share growth of more than 20% excluding one-time items in 2018.”

In the inland marine transportation market, 2019 guidance contemplates favorable market dynamics with continued growth in customer demand, driven by new petrochemical plants and pipelines from the Permian that will bring additional volumes to the Gulf Coast.  These factors are expected to result in barge utilization rates in the low to mid-90% range during the year. Together with a full year of contribution from 2018 acquisitions, including Higman, Targa’s pressure barge business, and CGBM’s tank barges, as well as Cenac, inland revenues are expected to increase in the low to mid-double digits year-on-year with quarterly operating margins ranging in the mid-to-high teens.

In the coastal market, barge utilization is expected to improve into the low to mid-80% range, driven by stable to slightly improving customer demand and expected additional industry retirements of aging barges due to ballast water treatment regulations.  Pricing is expected to increase modestly with low to mid-single digit improvement on most renewing term contracts and spot market rates as industry utilization improves.  As a result, coastal revenues are expected to increase slightly year-on-year, and operating margins are expected to be breakeven to slightly positive during the year.

In the distribution and services segment, 2019 revenue and operating income are expected to be flat to up in the mid-single digits compared to 2018.  In the oil and gas market, recent oil price volatility and uncertainty is expected to result in lower distribution sales and service of engines, transmissions and parts.  In manufacturing, however, the current backlog for new and remanufactured pressure pumping units and equipment should provide stable activity levels through the first half of 2019. Continuing demand for pressure pumping unit remanufacturing and service, international projects, and efficient and environmentally friendly pressure pumping equipment is expected to continue into the second half of the year.  In commercial and industrial, revenues and operating income are expected to increase with higher anticipated demand for back-up power systems and specialty equipment rentals.  Activity in the nuclear back-up power generation market and the commercial marine markets is expected to be stable.  Overall, operating margins in distribution and services are expected to be in the high single digits, with lower margins due to product mix being offset by additional cost synergies related to the integration of Stewart & Stevenson.

Kirby expects 2019 capital spending to be in the $225 to $245 million range, including the Cenac fleet. Capital spending guidance includes approximately $45 million in progress payments on new marine vessels, which includes three 5000 horsepower coastal tugboats and fifteen 2600 horsepower inland towboats. Approximately $155 to $165 million is associated with capital upgrades and improvements to existing inland and coastal marine equipment (including approximately $25 million for coastal ballast water treatment systems) and marine facility improvements. The balance of approximately $30 million largely relates to new machinery and equipment, rental fleet growth, facility improvements, and information technology projects in the distribution and services segment.

Mr. Grzebinski concluded, “2018 was an exciting year at Kirby, and I’m pleased with the hard work and performance of our team to deliver significant year-on-year growth in revenue and earnings per share, excluding one-time items. During the year, we closed several acquisitions in our marine transportation segment and made significant progress with the integration of Stewart & Stevenson.  Our actions in 2018 have set the stage for continued growth in 2019.  Our Inland marine fleet is in excellent condition, and we expect meaningful growth in its earnings.  Coastal is expected to return to breakeven or slightly positive operating income.  In distribution and services, the strength of our current manufacturing backlog is encouraging, and increasing demand for back-up power generation systems and our diversified portfolio should help mitigate potential headwinds.  And finally, our strong balance sheet, together with meaningful growth in cash flow from operations and reduced capital expenditures will allow us to focus on debt reduction in 2019 while providing flexibility to pursue small acquisition opportunities.”

Conference Call
A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, January 31, 2019, to discuss the 2018 fourth quarter performance as well as the outlook for the 2019.  To listen to the conference call webcast, please visit the Investor Relations section of Kirby’s website at http://investors.kirbycorp.com.  A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the call.  For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 8999648.  A replay of the webcast will be available for a period of one year by visiting the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K includes a non-GAAP financial measure EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items).  A reconciliation of these measures with GAAP is included in this press release.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results.  This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2017 year and quarters are available at Kirby’s website, http://investors.kirbycorp.com, under the Financials section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2017 and in Kirby’s subsequent filing on Form 10-Q for the quarter ended September 30, 2018.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, forklifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2018	2017	2018	2017
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$382,537	$330,379	$1,483,143	$1,324,106
Distribution and services	338,956	377,732	1,487,554	890,312
	721,493	708,111	2,970,697	2,214,418
Costs and expenses:
Costs of sales and operating expenses	520,580	509,799	2,160,946	1,558,098
Selling, general and administrative	64,981	76,048	304,397	220,452
Taxes, other than on income	9,641	9,652	39,251	29,163
Depreciation and amortization	57,332	55,212	224,972	202,881
Impairment of long-lived assets	82,705	105,712	82,705	105,712
Impairment of goodwill	2,702	—	2,702	—
Lease cancellation costs	2,403	—	2,403	—
Loss (gain) on disposition of assets	390	4,288	(1,968)	4,487
	740,734	760,711	2,815,408	2,120,793
Operating income (loss)	(19,241)	(52,600)	155,289	93,625
Other income	1,140	902	5,726	861
Interest expense	(12,191)	(7,162)	(46,856)	(21,472)
Earnings (loss) before taxes on income	(30,292)	(58,860)	114,159	73,014
Benefit (provision) for taxes on income	5,961	290,357	(35,081)	240,889
Net earnings (loss)	(24,331)	231,497	79,078	313,903
Less: Net earnings attributable to noncontrolling interests	(106)	(178)	(626)	(716)
Net earnings (loss) attributable to Kirby	$(24,437)	$231,319	$78,452	$313,187

Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$(0.41)	$3.88	$1.31	$5.62
Diluted	$(0.41)	$3.87	$1.31	$5.62
Common stock outstanding (in thousands):
Basic	59,645	59,312	59,557	55,308
Diluted	59,645	59,361	59,689	55,361

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		YTD
	2018	2017	2018	2017
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings (loss) attributable to Kirby	$(24,437)	$231,319	$78,452	$313,187
Interest expense	12,191	7,162	46,856	21,472
Provision (benefit) for taxes on income	(5,961)	(290,357)	35,081	(240,889)
Impairment of long-lived assets	82,705	105,712	82,705	105,712
Impairment of goodwill	2,702	—	2,702	—
Depreciation and amortization	57,332	55,212	224,972	202,881
	$124,532	$109,048	$470,768	$402,363

Capital expenditures	$70,109	$43,785	$301,861	$177,222
Acquisitions of businesses and marine equipment	$34,670	$18,882	$533,897	$470,101
			December 31,
			2018	2017
			(unaudited, $ in thousands)
Long-term debt, including current portion			$1,410,188	$992,406
Total equity			$3,216,301	$3,114,223
Debt to capitalization ratio			30.5%	24.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2018	2017	2018	2017
	(unaudited, $ in thousands)

Marine transportation revenues	$382,537	$330,379	$1,483,143	$1,324,106

Costs and expenses:
Costs of sales and operating expenses	253,825	214,595	997,979	867,069
Selling, general and administrative	27,965	34,540	122,421	116,827
Taxes, other than on income	9,215	8,167	33,020	25,765
Depreciation and amortization	47,041	44,522	182,307	178,898
	338,046	301,824	1,335,727	1,188,559

Operating income	$44,491	$28,555	$147,416	$135,547

Operating margins	11.6%	8.6%	9.9%	10.2%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2018	2017	2018	2017
	(unaudited, $ in thousands)

Distribution and services revenues	$338,956	$377,732	$1,487,554	$890,312

Costs and expenses:
Costs of sales and operating expenses	266,755	295,204	1,162,967	691,029
Selling, general and administrative	34,074	36,724	149,756	89,060
Taxes, other than income	415	1,478	6,177	3,357
Depreciation and amortization	9,476	9,830	39,349	20,387
	310,720	343,236	1,358,249	803,833

Operating income	$28,236	$34,496	$129,305	$86,479

Operating margins	8.3%	9.1%	8.7%	9.7%

OTHER COSTS AND EXPENSES

	Fourth Quarter		YTD
	2018	2017	2018	2017
	(unaudited, $ in thousands)

General corporate expenses	$3,768	$5,651	$35,590	$18,202

Impairment of long-lived assets	$82,705	$105,712	$82,705	$105,712

Impairment of goodwill	$2,702	$—	$2,702	$—

Lease cancellation costs	$2,403	$—	$2,403	$—

Loss (gain) on disposition of assets	$390	$4,288	$(1,968)	$4,487

ONE-TIME CHARGES AND BENEFITS

The 2018 fourth quarter and full year GAAP results include certain one-time charges.  The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Fourth Quarter 2018			Full Year 2018
	Pre- Tax	After- Tax	Per Share	Pre- Tax	After- Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP earnings (loss)	$(30.3)	$(24.4)	$(0.41)	$114.2	$78.5	$1.31
Impairment of long-lived assets	85.1	67.2	1.12	85.1	67.2	1.12
Impairment of goodwill	2.7	2.1	0.04	2.7	2.1	0.04
Executive Chairman retirement	-	-	-	18.1	18.1	0.30
Higman transaction fees & expenses	-	-	-	3.3	2.5	0.04
Amendment to employee stock plan	-	-	-	3.9	3.0	0.05
Earnings, excluding one-time items(2)	$57.5	$44.9	$0.75	$227.3	$171.4	$2.86

The 2017 fourth quarter and full year results include certain one-time charges and benefits. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Fourth Quarter 2017			Full Year 2017
	Pre- Tax	After- Tax	Per Share	Pre- Tax	After- Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP earnings (loss)	$(58.9)	$231.3	$3.87	$73.0	$313.2	$5.62
US tax reform and deferred tax liability remeasurement	-	(269.4)	(4.51)	-	(269.4)	(4.83)
Impairment of long-lived assets	105.7	67.0	1.12	105.7	67.0	1.20
Earnings, excluding one-time items(2)	$46.8	$28.9	$0.48	$178.7	$110.8	$1.99

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		YTD
	2018	2017	2018	2017
Inland Performance Measurements:
Ton Miles (in millions) (3)	3,677	2,971	14,501	11,519
Revenue/Ton Mile (cents/tm) (4)	7.9	8.1	7.7	8.0
Towboats operated (average) (5)	285	227	278	224
Delay Days (6)	3,249	1,978	10,046	7,577
Average cost per gallon of fuel consumed	$2.42	$2.02	$2.20	$1.79
Barges (active):
Inland tank barges			1,003	841
Coastal tank barges			53	56
Offshore dry-cargo barges			4	5
Barrel capacities (in millions):
Inland tank barges			21.8	17.3
Coastal tank barges			5.1	5.4

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results.  These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)
Inland marine transportation revenues divided by ton miles.  Example:  Fourth quarter 2018 inland marine transportation revenues of $291,973,000 divided by 3,677,000,000 inland marine transportation ton miles = 7.9 cents.

(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.